State of Delaware
Secretary of State
Division of Corporations
Delivered 02:43 PM 06/15/2016
FILED 02:43 PM 06/15/2016
SR 20164476293 - File Number 6069883

STATE *of* DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE *of* FORMATION

First: The name of the limited liability company is SECURED REAL ESTATE INCOME FUND II, LLC

Second: The address of its registered office in the State of Delaware is 8 The Green, STE A in the City of Dover. Zip code 19901. The name of its Registered agent at such address is A Registered Agent, Inc.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: "The latest date on which the limited liability company is to dissolve is ________.")

Fourth: (Insert any other matters the members determine to include herein.)

The Company's purpose is to engage in any lawful act or activity for which a limited liability company may be organized.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 11 day of June, 2016.

By: [signature]
Authorized Person (s)

Name: Robert Barr, Incorporator